EXHIBIT A TO AMENDED STATEMENT TO SCHEDULE 13D


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                                   FOHP, INC.

                   CONVERTIBLE SUBORDINATED SURPLUS DEBENTURES

                                December 8, 1997


FOHP, Inc., a New Jersey corporation (the "Company"), for value received, promises to pay to Foundation Health Systems, Inc., a Delaware corporation formerly known as "Health Systems International, Inc." ("FHS"), or its registered assigns, the principal sum (such principal sum being referred to herein as the "Principal Amount") of $29,000,000 and accrued and unpaid interest thereon. The Principal Amount hereof, and the interest thereon, shall be payable at the main office of the Company or by mail to the registered address of the holder hereof on December 8, 2002 (the "Maturity Date"), subject to the provisions set forth in Section 4 hereof. No such payment shall be required to the extent that such Principal Amount and interest is or has been converted into Conversion Shares (as such term is defined in Section 2 hereof) under the terms of the Debentures evidenced by this instrument (the "Debentures").

These Debentures have been issued in return for additional capital contributions made by FHS pursuant to Section 6.2 of the Amended and Restated Securities Purchase Agreement, dated February 10, 1997, as amended by an Amendment dated as of March 13, 1997, among FHS, the Company and First Option Health Plan of New Jersey, Inc., a New Jersey corporation and a wholly-owned subsidiary of FOHP ("FOHP-NJ") (referred to herein, as so amended, as the "Purchase Agreement"). The Company previously issued to FHS on April 30, 1997 debentures initially representing approximately $51.6 million of principal amount, the entire remaining principal amount of which debentures was converted into common stock, par value $.01 per share ( Common Stock ), of FOHP as of December 1, 1997.

The following is a statement of the rights of the holder hereof and the conditions to which these Debentures are subject, and to which the holder hereof, by the acceptance hereof, agrees:

1.   Interest.  The Principal Amount  hereof shall  bear interest  at an  annual rate equal to the rate charged to FHS under its credit facility (the "BA Facility") issued by a consortium of commercial banks led by Bank of America, National Trust & Savings Association or such credit facility as is used to refinance the BA Facility (the "Rate"), which Rate shall be subject to adjustment at the beginning of each calendar quarter and shall become due and payable, subject to the provisions of Section 4.1(b) hereof, with respect to any given calendar quarter within 10 days after the end of such quarter. Any such interest not paid when due and payable shall be considered "Defaulted Interest" and shall be included in the Principal Amount hereunder.

2.   Conversion.

(a) Any and all portions of the Principal Amount shall be convertible into such number of shares (referred to herein as Conversion Shares ) of Common Stock of the Company, at any time prior to or on the Maturity Date (such conversion ratio being referred to herein as the "Conversion Ratio"), which will equal, for each $1,000,000 of Principal Amount so converted, an additional 1.42 percent of the total equity of the Company, as of the date hereof (as such total equity may be increased from time to time to reflect any securities issued pursuant to Section 6.2 of, or otherwise expressly contemplated to be issued under, the Purchase Agreement) on a fully-diluted basis (i.e., taking into account the conversion of all other securities convertible into shares of Common Stock, the exercise of all warrants and options exercisable for shares of Common Stock, and such partial conversion of such Principal Amount); provided that, once the number of such Conversion Shares, when added to the other shares of Common Stock and other securities convertible into shares of Common Stock held by FHS, represent 99.99% of the fully diluted equity of the Company, then the balance of such Principal Amount shall not be considered convertible hereunder but shall be subject to and have all other benefits under the terms and provisions of this Agreement.

(b) The Company hereby represents, warrants and agrees that it will take all action necessary to ensure that there will exist enough remaining authorized shares of Common Stock in order to issue such number of Conversion Shares into which these Debentures are convertible in order to represent the additional percentages of total equity of the Company as set forth in this Section 2.

(c) In order to exercise its conversion rights provided under the terms of this Section 2, the holder hereof will surrender these Debentures, together with a notice of conversion indicating the portion of the Principal Amount converted into Conversion Shares substantially in the form attached hereto as Exhibit A, to the Company at any time during usual business hours at its office at 1501 Route 66, Neptune, NJ 07754, Attention: President (or at such other address as the Company may designate from time to time by written notice to the holder).

3.   Issuance of Stock on Conversion.

3.1 Delivery of Certificates. These Debentures shall have been deemed to have been surrendered for conversion and converted at the close of business on the date on which these Debentures and notice of conversion from the holder hereof are received by the Company, and on such receipt the Company will issue and deliver at its sole expense, as soon as practicable after such date, a certificate or certificates of its Common Stock evidencing the number of shares into which these Debentures have been converted to the holder hereto.

3.2 Lost Certificates. In the event such certificate or certificates are lost, mutilated or destroyed, such certificate or certificates may be replaced, provided notice is submitted by the holder of such certificate or certificates, along with any other required supporting documentation.

3.3 No Fractional Shares. No fractional shares shall be issued on conversion hereof. If upon any conversion of these Debentures the holder hereof would be entitled to recover a fraction of a share of Common Stock, such fraction of a share shall be rounded up or down, as the case may be, to the nearest whole number of shares of Common Stock.

3.4 Adjustment upon Changes in Capitalization. In the event of any change in Common Stock by reason of a stock dividend, stock split, merger, recapitalization, combination, exchange of shares, issuer tender offer or share repurchase or other similar transaction, the type and number of shares or securities into which the Debentures is convertible shall be adjusted appropriately.

4.   Ranking of Debentures.

4.1  Obligation to Repay.

(a) The obligation of the Company to repay the Principal Amount and accrued interest under these Debentures shall be subordinated to all other indebtedness of the Company and its subsidiaries.

(b) No payments shall be made, in respect of all or any portion of the Principal Amount or interest thereon, except with the prior written approval of the New Jersey Department. Such approval may not be withheld if the Company or FHS provides the New Jersey Department with notice at least 10 business days in advance of any such payments that FOHP-NJ's statutory surplus will exceed 125 percent of FOHP-NJ's minimum net worth requirement after payment of the requested amount and for the near future, unless the New Jersey Department determines that FOHP-NJ's financial condition would be adversely affected as a result of such payment. The Principal Amount shall be suspended and shall not mature to the extent FOHP-NJ's net worth, as determined by the New Jersey Department, is inadequate to make interest payments on these Debentures.

4.2 Bankruptcy, Dissolution and Liquidation. Upon any bankruptcy, dissolution or liquidation of the Company, these Debentures shall thereupon be deemed to be converted into Conversion Shares and shall thereupon be treated as pari passu with then-outstanding shares of capital stock of the Company.

4.3 No Impairment. Nothing contained in this Section 4 shall impair, as between the Company and the holder hereof, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof the Principal Amount and interest thereon (except to the extent these Debentures are converted into Conversion Shares) provided that the approval of the State of New Jersey Department of Banking and Insurance referenced in Section 4.1 herein is obtained.

5.   Covenants.

5.1 Affirmative Covenants. From and after the date hereof until the earlier of the Maturity Date or the conversion of these Debentures, the Company shall comply with and perform each of the following covenants and agreements:

5.1.1   Financial  Reporting.   The Company will  furnish to  FHS copies  of the
following financial statements, reports and information:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the Company's consolidated annual report (including audited balance sheets, statements of operations, statements of stockholders' equity and statements of cash flow) for the Company and its subsidiaries for such fiscal year, prepared in accordance with generally accepted accounting principles ("GAAP") consistent with the preceding year, certified by Ernst & Young, LLP or such other independent public accountants as shall be approved by the holder hereof, which approval shall not be unreasonably withheld;

(b) as soon as available and in any event within 45 days after the end of each calendar quarter, a consolidated balance sheet, statement of operations and statement of cash flow for the Company and its subsidiaries, as of the end of, and for, each such quarter, prepared in accordance with GAAP consistently applied (subject to the absence of notes and to customary and reasonable year-end adjustments), certified by the Company's chief financial officer as fairly and accurately representing the financial condition of the Company and its subsidiaries as of the end of, and for, the period covered thereby; and

(c) such other information with respect to the financial condition and operations of the Company and its subsidiaries as the holder hereof may reasonably request.

5.1.2 Payment of Taxes and Claims. The Company will duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a lien or charge upon the properties, assets, earnings or business of the Company or any of its operating subsidiaries; provided, however, that nothing contained in this Section 5.1.2 shall require the Company to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company in good faith shall contest the validity thereof and shall set aside on its books adequate reserves with respect thereto. In the event the Company fails to satisfy its obligations under this
Section 5.1.2, FHS may, but is not obligated to, satisfy such obligations in whole or in part, and any payments made and expenses incurred in doing so shall constitute additional indebtedness to FHS and shall be paid or reimbursed by the Company as additional Principal Amount.

5.1.3 Selection of Accountants. As long as these Debentures are outstanding, the holder hereof shall have the right to approve the accounting firm retained or to be retained by the Company to render accounting advice thereto (such approval not to be unreasonably withheld).

5.1.4  Maintenance of Corporate Existence and Properties.

(a) The Company will, and will cause each of its operating subsidiaries to, at all times do or cause to be done all things necessary to maintain, preserve and renew its corporate charter and its rights, and comply in all material respects with all related laws applicable to the Company and such operating subsidiary; provided, however, that nothing contained in this paragraph shall (i) require the Company or such operating subsidiary to maintain, preserve or renew any right not material in the conduct of the business of the Company or such operating subsidiary, (ii) prevent the termination of the corporate existence of such operating subsidiary of the Company if, in the reasonable opinion of the Board of Directors of the Company, such termination is not disadvantageous to the holder hereof or (iii) require the Company or such operating subsidiary to comply with any law so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings.

(b) The Company will as soon as practicable give written notice to the holder hereof of any litigation, arbitration or governmental investigation or proceeding, which has been instituted or, to the knowledge of the Company, is threatened against the Company or any of its operating subsidiaries, or any of their respective properties, which (i) involves or is likely to involve a claim or claims for damages, penalties or awards in excess of $100,000 in the case of claims for which the Company is not adequately insured or in excess of $300,000 in the case of claims for which the Company is adequately insured; (ii) if determined adversely to the Company or such operating subsidiary would have a material adverse effect thereon; or (iii) relates to the Purchase Agreement or any documents executed pursuant thereto.

(c) The Company will provide or cause to be provided for itself and its operating subsidiaries insurance against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in no event involving material differences from the insurance currently generally maintained.

(d) The Company will keep true books of records and accounts in which full and correct entries in all material respects will be made of all its business transactions and the business transactions of its operating subsidiaries, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP (subject to customary and reasonable year-end adjustments) and as otherwise required by the New Jersey Department.

(e) The Company will, and will cause each of its operating subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions relating to federal, state and local laws and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality with respect thereto, and of any court, arbitrator or other body with jurisdiction and authority, in respect of the conduct of the respective businesses thereof and the ownership of their respective properties, except those, the violations of which would not have a material adverse effect thereon and except such as are being contested in good faith.

5.1.5 Notice of Event of Default. In addition to any other reporting requirements set forth herein, the Company shall have an immediate obligation to report to the holder hereof the occurrence of any Event of Default (as defined in Section 6 hereof) or any event which, with the giving of notice or the passage of time, or both, would constitute any such Event of Default.

5.1.6     Board Composition.

(a) Prior to full conversion of these Debentures and while they are outstanding, FHS shall be permitted to designate such number of directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's Subsidiaries as represents the greater of (i) no less than 15 percent of the directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's subsidiaries or (ii) such greater percentage of the directors on the Board of Directors of the Company and of the Boards of Directors of each of the Company's subsidiaries as is equal to the percentage ownership by FHS of all outstanding Common Stock in the event such percentage exceeds 15 percent.

(b) Upon conversion of the entire Principal Amount, FHS, through its ownership of Conversion Shares, shall be permitted to designate and elect such number of directors on the Board of Directors of the Company and the Boards of Directors of each of the Company's subsidiaries as represents the percentage of the directors on the Board of Directors of the Company and the Board of Directors of each of the Company's subsidiaries as is equal to FHS' percentage ownership of all outstanding Common Stock, with such number of directors to be increased as such ownership may be increased from time to time notwithstanding any "staggered term" or other conflicting provision (but subject to the requirements set forth in Article III Section 1 of the Bylaws of the Company that, during the period specified therein, there be at least three directors on such Board of Directors who are not designees of FHS).

(c) In no event shall the number of directors of the Board of Directors of the Company or the board of directors of any of the Company s subsidiaries exceed 12 without the prior written consent of the holder hereof (subject to the requirements set forth in Article III Section 1 of the By-laws of the Company that, during the period specified therein, there be at least three directors on such Board of Directors who are not designees of FHS).

5.1.7 Use of Proceeds. The Company shall, immediately upon receipt of the Principal Amount at the Closing on the date hereof, make a capital contribution of such amount to FOHP-NJ.

5.1.8 Increase of Authorized Capital. In accordance with Section 2(b) hereof, the Company shall take all action necessary to ensure that there will exist enough remaining authorized shares of Common Stock in order to issue such number of Conversion Shares into which these Debentures are convertible in order to represent the additional percentages of total equity of the Company set forth in and consistent with Section 2(a) hereof.

5.2 Negative Covenants. From and after the date hereof, the Company shall not, and shall cause its operating subsidiaries to not, do any of the following:

5.2.1  Restrictions on Sale of Assets, Consolidations, Mergers and Acquisitions.

(a) The Company will not, and will cause each of its operating subsidiaries to not, sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets (other than in connection with the sale of securities issued by the United States government the proceeds of which are used to purchase additional securities of the United States government).

(b) The Company shall not, and shall cause each of its operating subsidiaries to not, without the prior written consent of the holder hereof, consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into it; provided, however, that a subsidiary of the Company may consolidate with or merge into the Company or a wholly-owned subsidiary of the Company.

(c) The Company shall not and shall cause each of its operating subsidiaries to not, acquire, by asset or stock purchase, merger or otherwise, the assets or stock of any other corporation or partnership without the prior written consent of the holder hereof.

5.2.2 Additional Indebtedness. The Company will not, and will cause each of its operating subsidiaries to not, create, incur, assume or suffer to exist any indebtedness for borrowed money ("Borrowed Money") after the date hereof except for (i) Borrowed Money evidenced by these Debentures and (ii) other Borrowed Money, incurred with the consent of the holder hereof, the proceeds of which are used in the ordinary course of business of the Company or such operating subsidiary, as the case may be.

5.2.3 Liens and Encumbrances. The Company will not, and will cause each of its operating subsidiaries to not, cause or permit any of its assets or properties, whether now owned or hereafter acquired, to be subject to any liens or encumbrances except in the ordinary course of business of the Company or such operating subsidiary, as the case may be.

5.2.4 Guarantees. The Company shall not and shall cause each of its operating subsidiaries to not, become liable as a guarantor, or otherwise, without the prior written consent of the holder hereof, except for guarantees provided as to obligations of a wholly-owned subsidiary of the Company.

5.2.5   Restrictions on Dividends,  Distributions and Investments.   The Company
will not, without the prior written consent of the holder hereof:

(a) declare or pay any dividend or make any other distributions on any shares of the Company's capital stock;

(b) except as otherwise permitted by the Purchase Agreement, redeem, purchase or otherwise acquire for value any shares of the Company's capital stock or any warrants, rights or other options to purchase such capital stock; or

(c) except as otherwise permitted by the Purchase Agreement permit its ownership of voting capital stock of any subsidiary of the Company to be less than 100 percent.

5.2.6 Issuance of Additional Stock. Except as otherwise expressly contemplated herein, the Company will not, without the prior written consent of the holder hereof, issue any additional shares of Common Stock or any other capital stock of the Company, or any options, stock appreciation rights, warrants or other rights to acquire the Common Stock or any interest therein, or other rights to acquire authorized and unissued shares of capital stock of the Company, or modify terms of existing securities so as to in any manner dilute the existing conversion rights of the holder hereof.

5.2.7 Granting of Pre-Emptive Rights and Rights of First Refusal. Except as otherwise expressly contemplated herein, the Company will not, without the prior written consent of the holder hereof, grant any pre-emptive rights or rights of first refusal to any shareholders of the Company.

5.2.8 Additional Prohibited Transactions. Neither the Company nor any of its subsidiaries shall take any of the following actions or engage in any of the following transactions without the prior written consent of the holder hereof:

(a) amend its certificate of incorporation or bylaws (except to take the action to increase the authorized number of shares of Common Stock as contemplated by
Section 5.1.8 hereof);

(b) make capital expenditures (including such expenditures made by the Company and all such subsidiaries) exceeding, in the aggregate, $1,000,000 during any calendar year;

(c)  make any material change in the scope of the business of the Company;

(d)  file for receivership, dissolution, liquidation or bankruptcy;

(e) acquire equity securities (other than pursuant to a buy back or repurchase of equity securities issued by the Company) or assets of any other person or entity involving payments aggregating in excess of $1,000,000 during any calendar year;

(f) file a registration statement with respect to the public sale of securities of the Company under the Securities Act of 1933, as amended; or

(g) enter into, assume or become bound by any agreement to do any of the foregoing or otherwise attempt to do any of the foregoing.

6.   Default.

6.1  Events of  Default.   An  "Event of  Default"  shall exist  if any  of  the
following occurs and is continuing as to the Company:

(a) Default shall be made by the Company on a payment of the Principal Amount or interest on these Debentures, when and as such Principal Amount and interest, as the case may be, shall become due and payable by acceleration or otherwise; or

(b) Default shall be made in the performance or observance of any covenant, condition, undertaking or agreement contained in these Debentures or the Purchase Agreement (other than any defaults relating to actions taken by, or omissions of, FHS in connection with the performance of its obligations under the Management Agreements) (as defined in the Purchase Agreement), and such default shall continue for 20 days without being cured after the holder hereof provides to the Company written notice of such default; or

(c) Any warranty, representation or other statement made by or on behalf of the Company contained in these Debentures or the Purchase Agreement shall be false or misleading in any material respect at the time such warranty, representation or other statement, as the case may be, was made; or

(d) The Company or any of its operating subsidiaries shall (i) file a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert, a petition filed against the Company seeking relief under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time or (ii) file a petition or answer with respect to relief under the provisions of any other now-existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof or of any other country or province thereof or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(e) (i) An order for relief shall be entered against the Company or any of its operating subsidiaries under the United States Bankruptcy Code, as now constituted or hereafter amended from time to time, which order is not stayed and remains unstayed for a period of 45 days, (ii) the entry of an order, judgment or decree by operation of law or by a court or by the New Jersey Department having jurisdiction in the premises which is not stayed and remains unstayed for a period of 45 days (A) adjudging the Company or any of its operating subsidiaries bankrupt or insolvent under, or ordering relief against the Company or any of its operating subsidiaries or by the New Jersey Department under, or approving a properly-filed petition seeking relief against the Company or any of its operating subsidiaries or by the New Jersey Department under the provisions of any other now-existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof or of any other country or province thereof or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, (B) appointing a receiver, supervisor, liquidator, assignee, sequestrator, trustee or custodian of the Company or any of its operating subsidiaries or of any substantial portion of the property of the Company or any such operating subsidiaries, or (C) ordering the reorganization, winding-up or liquidation of the affairs of the Company or any of its subsidiaries, or (iii) the expiration of 60 days after the filing of any involuntary petition against the Company or any of its operating subsidiaries seeking any of the relief specified in paragraph (d) of this Section 6.1 or this
Section 6.1 (e) without dismissal of such petition; or

(f) The Company or any of its operating subsidiaries shall (i) make a general assignment for the benefit of creditors, (ii) consent to the appointment of, or taking possession of all or a substantial part of the property of the Company or any such operating subsidiary by, a receiver, supervisor, liquidator, assignee, sequestrator, trustee or custodian of the Company or any such operating subsidiary, (iii) admit its insolvency or inability to pay its debts generally as such debts become due, (iv) fail generally to pay its debts as such debts become due or (v) take any action (including such actions taken by the Company's directors or a majority of the Company's shareholders) regarding the dissolution or liquidation of the Company or any such operating subsidiary.

6.2  Remedies.   In case any  one or more of the  Events of Default specified in
Section 6.1 hereof shall have occurred and be continuing, the holder hereof shall have the right to accelerate payment of the entire Principal Amount, and all interest accrued thereon, and, upon such acceleration, such Principal Amount and interest shall thereupon become immediately due and payable, without any presentment, demand, protest or other notice of any kind (which presentment demand, protest or other notice of any kind are hereby expressly waived), and the Company shall forthwith pay to the holder hereof the entire then outstanding Principal Amount, and interest accrued thereon, due pursuant to these Debentures; provided, however, that any such payment by the Company must be in accordance with Section 4.1(b) hereof.

7.   Miscellaneous.

7.1 Waiver and Amendment. Any provision of these Debentures may be amended, waived or modified only upon the written consent of the Company, the holder hereof and the New Jersey Department.

7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by certified, registered or express mail, postage prepaid, or sent by reputable overnight courier. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mail or, if sent by overnight courier, the business day next succeeding the date the notice is sent, as follows:

(a)  if to FHS, to:

Foundation Health Systems, Inc.
225 North Main Street
Pueblo, Colorado  81003
Attention:     Senior Vice President, General Counsel and Secretary
Fax:  (719) 585-8175

(b)  if to the Company, to:

FOHP, Inc.
1501 Route 66
Neptune, New Jersey  07701
Attention:     Senior Vice President, General Counsel and Secretary
Fax:  (732) 842-5404

with a copy to:

Shereff, Friedman, Hoffman & Goodman, LLP
919 Third Avenue
New York, New York 10022-9998
Attention:  Charles I. Weissman, Esq.
Fax:  (212) 758-9526

and with an additional copy to:

Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road
Post Office Box 190
Middletown, New Jersey 07748
Attention:  Paul T. Colella, Esq.
Fax:  (908) 224-6599

Any party may by notice given in accordance with this section to the other party designate another address or person for receipt of notices hereunder.

7.3  Governing Law.   These Debentures  shall be governed  by, and construed  in accordance with, the laws of the State of New Jersey.

7.4  Headings.   The  headings  herein  are  for  purposes  of  convenience  and reference only, and shall not affect the construction hereof.



IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, issued and delivered this 8th day of December, 1997.

FOHP, INC.



By:_____________________
   Name: Roger Birnbaum
   Title:    President and Chief Executive
   Officer



Acknowledged and Agreed:

FOUNDATION HEALTH SYSTEMS, INC.



By:______________________
   Name: Michael E. Jansen, Esq.
   Title:   Vice President, Assistant
   General Counsel and
   Assistant Secretary


            EXHIBIT A TO CONVERTIBLE SUBORDINATED SURPLUS DEBENTURES




The holder of Convertible Subordinated Surplus Debentures, dated as of December 8, 1997 (the "Debentures"), issued by FOHP, Inc. (the "Company") hereby notifies the Company, in accordance with Section 2 of the Debentures, of its conversion of $ ____ of the Principal Amount (as such term is defined in the Debentures) of the Debentures into _____ shares of common stock, par value $.01 per share, of the Company.



Principal Amount to be Converted             Number of Shares







IN WITNESS  WHEREOF, this Notice  of Conversion  is executed as  of ______  ___,
____.


____________________